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                                                                      EXHIBIT 23





                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Helen of Troy Limited:

We consent to incorporation by reference in the registration statements No. 33-75832 and No. 333-11181 on Forms S-8 of Helen of Troy Limited of our report dated April 30, 1997, relating to the consolidated balance sheets of Helen of Troy Limited and subsidiaries as of February 28, 1997 and February 29, 1996, and the related consolidated statements of income, stockholders' equity and cash flows and related schedule for each of the years in the three-year period ended February 28, 1997, which report appears in the February 28, 1997 annual report on Form 10-K of Helen of Troy Limited.



                                              KPMG PEAT MARWICK LLP




El Paso, Texas
May 27, 1997